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                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  Confidential, for Use of the
                                              Commission Only (as permitted by
                                              Rule 14a-6(e)(2))

[_]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        TIS MORTGAGE INVESTMENT COMPANY
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               (Name of Registrant as Specified In Its Charter)


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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

[X]  No Fee Required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:


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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
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     was paid previously. Identify the previous filing by registration statement
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     (1) Amount Previously Paid:

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                            TIS Investment Company
                        655 Montgomery Street, Suite 800
                        San Francisco, California 94111


                                  June 3, 1999



Dear Stockholder:

     You are cordially invited to attend the annual meeting of stockholders of TIS Mortgage Investment Company on June 11, 1999, at 10:00 a.m., local time, at the Park Hyatt Hotel, located at 333 Battery Street, San Francisco, California. At the meeting, we will elect two Class III directors, two Class I directors and two Class II directors. We will also conduct any other business that properly comes before the meeting or any adjournments or postponements of the meeting.
We sent you a formal notice of the meeting on May 22, 1999.

     We are now enclosing our proxy statement and WHITE proxy card, with detailed information about the meeting, the election of directors and our Board's nominees for director. Also enclosed is our 1998 annual report. Please give this information your careful attention.

     YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, TO ASSURE YOUR REPRESENTATION, WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED WHITE PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE.

     We would also like to bring to your attention several key facts that you should consider in the election of directors.

     As we previously advised you, Frederick G. Tobin has attempted to nominate himself and five other individuals (collectively, the "Tobin Committee") for election as directors. WE STRONGLY OPPOSE MR. TOBIN'S ATTEMPT TO NOMINATE SIX DIRECTORS TO THE COMPANY'S BOARD, AND WE PROPOSE THE ELECTION OF ALL SIX CURRENT DIRECTORS. We believe that his nominations are not valid, because Mr. Tobin was not a stockholder of record at the times required by our bylaws to be eligible to nominate directors. We asked a federal district court in Rhode Island (where Mr. Tobin resides) to rule that his nominations are invalid and to issue a preliminary injunction against his soliciting your votes in favor of his nominees pending the court's determination of the validity of his nominations. As discussed in more detail later in this letter and in our proxy statement, on June 1, 1999 the court denied our request for a preliminary injunction. The court did not make a final determination on the merits of the Company's position that the nominations are invalid. However, in light of the court's indicated inclination to grant Mr. Tobin's motion to dismiss or stay our action pending the decision of a California court in a previously filed action to compel the holding of an annual meeting, we have voluntarily dismissed our Rhode Island case. See "Certain Information Concerning Nominations by Frederick G. Tobin - Nominations" in the enclosed proxy statement for more information.

     We continue to believe that, under the Company's Bylaws and the law of Maryland (where the Company is incorporated), Mr. Tobin's nominations are invalid and we reserve the right to pursue that position in all applicable forums whether or not Mr. Tobin's candidates are placed in nomination or elected at the annual meeting. IRRESPECTIVE OF THE VALIDITY OF MR. TOBIN'S NOMINATIONS, WE BELIEVE THAT MR. TOBIN AND HIS OTHER NOMINEES DO NOT MERIT ELECTION AS DIRECTORS OF THE COMPANY. WE STRONGLY RECOMMEND THAT YOU NOT SIGN ANY PROXY CARD SENT TO YOU BY THE TOBIN COMMITTEE.

     You should know that last week Mr. Tobin testified to the following in the Company's action in the federal district court in Rhode Island referred to above:

     1. As of the date of his testimony, Mr. Tobin did not know his nominees and had spoken briefly to either one or two of them, he was not sure. The Tobin Committee had never met in person or held a conference call. A stockbroker and another individual had recruited a group of people interested in running for the Company's Board. The stockbroker and the other individual gave Mr. Tobin the names of the other candidates that he proposes to nominate, all of whom were unknown to Mr. Tobin.

     2. Mr. Tobin does not know who is paying the expenses of the Tobin Committee's proxy contest and litigation. He asked the stockbroker who was paying the expenses and was told, "Don't worry about it."

     WE STRONGLY BELIEVE THAT THE ELECTION OF THE PEOPLE MR. TOBIN PROPOSES TO NOMINATE WOULD NOT BE IN THE BEST INTERESTS OF YOUR COMPANY. First, his testimony demonstrates that he has made little if any effort to determine whether his candidates are qualified to take over your Company's Board. Second, it is clear that the Tobin Committee cannot possibly have any coherent business plan for the management and operation of your Company, because they have never even bothered to have a meeting. Third, you should ask what responsible group of candidates would run for election as directors of a public company without finding out who is bankrolling them and pulling the strings behind the scenes and why. Fourth, you should ask why whoever is footing the bill for a very costly proxy contest and litigation is trying to stay hidden. THE OUTCOME, TO DATE, OF OUR LITIGATION AGAINST MR. TOBIN IN NO WAY LESSENS THE SERIOUSNESS OF THE MATTERS RAISED BY HIS TESTIMONY, WHICH REFLECT THE UNSUITABILITY OF MR. TOBIN AND HIS NOMINEES AS DIRECTORS OF THE COMPANY.

     The Tobin Committee is asking you to turn over 100% control of the Board to people who have proposed no plan to manage the Company, have not identified their management team, have not disclosed and do not know who their mysterious financial backers are and apparently have no experience as directors of a public company. They do not even take their prospective responsibilities seriously enough to bother to meet with each other. The chairman of the Tobin Committee, who claims to make all decisions in consultation with the other members of the Tobin Committee, has testified that he has talked to one of the other members and may have talked to another, or might have received a fax from him, he was not sure. DO NOT TURN CONTROL OF YOUR COMPANY OVER TO THIS GROUP WHO SHOW MORE INTEREST IN BEING ELECTED DIRECTORS THAN IN WHAT THEY WILL DO IF ELECTED.

     OUR BOARD IS INTIMATELY FAMILIAR WITH THE COMPANY AND THE REAL ESTATE INDUSTRY. WE BELIEVE THAT A CHANGE IN THE BOARD AT THIS TIME WOULD BE HIGHLY DISRUPTIVE TO THE STRATEGY THE COMPANY IS ACTIVELY PURSUING. We are fully committed to returning the Company to profitability by changing its core business from investment in mortgage instruments to investment in a variety of real properties, such as multi-family housing, shopping centers and other development projects. To assist in the implementation of the Company's business strategy, we have revitalized the Board by accepting the resignations of five directors and reducing the number of directors from nine to six. We have also filled the resulting vacancies with two new directors, who we believe will advance our stockholders' interests through their energy, skills and expertise.

     You should know that the federal district court in Rhode Island, in denying our preliminary injunction motion, said it did not credit portions of the testimony of the Company's president and chief executive officer, Lorraine O. Legg, regarding certain conduct by the Company and concluded that the Company had "unclean hands" and as a result was not entitled to the equitable relief it was seeking against Mr. Tobin and his nominees. WE RESPECTFULLY BUT FIRMLY DISAGREE WITH BOTH THE COURT'S FINDINGS AND ITS CHARACTERIZATION OF THE COMPANY'S CONDUCT AND MS. LEGG'S TESTIMONY.

 . One of the factors cited by the court was that the Company did not hold an annual meeting in 1998. However, the fact is that 1998 was a very unsettled year for the Company. On the one hand, we were almost continuously involved in the process of reviewing various transactions in order to implement our policy of refocusing the Company. On the other hand, we had three directors on our Board who were elected as insurgents in a proxy contest initiated by Turkey Vulture Fund XIII, Ltd. and we had other directors who were reluctant to remain in office in an environment of potential divisiveness that threatened to undermine the Board's ability to reach agreement on the steps necessary to restore the Company to profitability. Under these circumstances, the identification of an agreed-upon slate of Board nominees to submit to our stockholders, as well as the formulation of an agreed-upon strategy to submit to the stockholders as the platform for that slate, were highly problematic. Those of us who were on the Board at that time believed that any attempt to force what could well have been a divided vote on these issues would have been adverse to the best interests of the Company and its stockholders.

 . The court criticized the Company for the transaction (described in our proxy statement) in which we repurchased the shares held by Turkey Vulture Fund at a price that represented a premium over the then-current market price. However, the fact is that those of us who were then on the Board concluded that this transaction was a constructive step to resolve the uncertainty that was clouding the Company's future as a result of the existence of a significant dissident stockholder, especially since it included a commitment from Turkey Vulture Fund that for seven years it would not take certain actions that could destabilize the Company.

 . The court took exception to our reduction in the size of our Board from nine members to six without stockholder approval. The fact is that, under Maryland law and our bylaws, decisions about the size of the Board are vested in the directors, not the stockholders. After the three Turkey Vulture Fund designees, and two other directors, left the Board, we were very fortunate in having the opportunity to add two highly qualified new directors and we saw no need for further expansion of the Board, with the attendant costs of having a Board larger than we needed.

     With due respect to the federal district court in Rhode Island, those of us who were on the Board at the time continue to believe, and those of us that have come onto the Board since then also believe, that these decisions were in the best interests of the Company and its stockholders. We stand behind them and we believe that they will prove beneficial over the coming months and years.

     We also respectfully but firmly reject the court's suggestion that our past decisions and our current opposition to Mr. Tobin's nominations are intended to advance the personal interests of Ms. Legg. The fact is that every single current member of this Board, having exercised independent judgment, personally believes that it would be contrary to the interests of the Company and its stockholders for Mr. Tobin and his candidates to be elected. Had we been given any reason to expect that, in ruling on our challenge to the validity of Mr. Tobin's nominations under the Company's bylaws, the court would have questioned our motives or decisions, we would each have been willing to testify under oath to the fact that each of us views the interests of the Company's stockholders as paramount when we discharge our legal obligation to make independent decisions as Board members. To our regret and surprise, we were judged and criticized in our absence and without any basis whatsoever.

     WE HAVE BEEN ACTING, AND WILL CONTINUE TO ACT, IN WHAT EACH OF US SINCERELY BELIEVES TO BE THE BEST INTERESTS OF ALL OF THE STOCKHOLDERS. STOCKHOLDER VALUE IS WHAT GUIDED OUR PAST DECISIONS AND WHAT CONTINUES TO GUIDE US IN OUR OPPOSITION TO THE TOBIN COMMITTEE AS WELL AS OUR DECISIONS REGARDING THE CONDUCT OF THE COMPANY'S BUSINESS.

     AGAIN, YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, TO ASSURE YOUR REPRESENTATION, WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED WHITE PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE. WE ALSO STRONGLY RECOMMEND THAT YOU NOT SIGN ANY PROXY CARD SENT BY THE TOBIN COMMITTEE.

     We thank you for your continued support.

                                   Sincerely yours,

                                   /s/ Douglas B. Fletcher

                                   Douglas B. Fletcher
                                   Chairman of the Board

                                   /s/ Lorraine O. Legg

                                   Lorraine O. Legg
                                   President and Chief Executive Officer

                                   /s/ Anthony H. Barash

                                   Anthony H. Barash
                                   Director

                                   /s/ Patricia M. Howe

                                   Patricia M. Howe
                                   Director

                                   /s/ Robert W. Ledoux

                                   Robert W. Ledoux
                                   Director

                                   /s/ J. David Schemel

                                   J. David Schemel
                                   Director